EX-21.1. SUBSIDIARIES OF THE REGISTRANT

EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT
AS OF JUNE 30, 2003

1.	All4Entertainment, Inc.

2.	Picture Perfect Releasing, Inc.

3.	ViaStar Capital Partners, Inc.